Exhibit 99.7

© 2022 TriSalus Œ Life Sciences. All Rights Reserved. Strictly Confidential. Not for Distribution. Employee Town Hall November 14, 2022 Becom ing a Public Company Through our Transaction with MedTech

Gaining a Partner with MedTech

TriSalus™

MedTech team brings significant experience and key relationships across the medical device industry, while sharing our passion for developing solutions that positively impact the lives of patients

This partnership sets up our next phase of commercialization and development, including:



Capturing near-term expansion opportunities for TriNav via partnerships



Driving forward with our SD-101 clinical trials



Accelerating our access to financial resources

© 2022 TriSalus™ Life Sciences. All Rights Reserved. Strictly Confidential. Not for Distribution.

2

What This Announcement Means for Our Company T oday is the first step in a process that will take several months to complete: © 2022 TriSalus Œ Life Sciences. All Rights Reserved. Strictly Confidential. Not for Distribution. 3 Until these steps have been completed, TriSalus remains an independent private company, and it remains business as usual. Receive SEC and MedTech shareholder approval Determine day to launch as a publicly traded company on the NASDAQ trading under the symbol “TLSI” Prepare Appropriate Materials for the SEC’s Review 1. 2. 3.

What Going Public Means for Employees New Requirements Higher disclosure standards related to company financial statements New Responsibilities What we say and do can have an impact on TriSalus ’ reputation Employee Stock Grants Public company stock conversion will not change value of your equity Additional Questions Refer to FAQ shared earlier today

Key Takeaways This transaction would not be possible without your dedication and commitment to TriSalus Partnership for Growth We are gaining a valuable partner in the MedTech team that supports the continued execution of our strategy Business as Usual It is important that we remain focused on our work and day - to - day responsibilities No Change to Our Priorities, Mission or Culture We are as focused as ever on creating better outcomes for liver and pancreas cancer patients through our focus on innovation and teamwork

Forward - Looking Statements This communication contains certain “forward - looking statements” within the meaning of the United States federal securities laws regarding MedTech’s or TriSalus’s expectations, hopes, beliefs, assumptions, intentions or strategies regarding the future including, without limitation, state me nts regarding: ( i ) the size and growth potential of the markets for TriSalus’s products and TriSalus’s ability to serve those markets, (ii) the degree of market acceptance and adoption of TriSalus’s products, (iii) TriSalus’s ability to compete with other companies, (iv) expectations for topline data and regulatory approval, (v) the implied upside a nd implied valuation of TriSalus , (vi) TriSalus's value and projected financial results, (vii) TriSalus’s ability to partner with other companies, and (viii) the potential results and benefits of the proposed business combination, th e amount of cash to be delivered at closing from MedTech’s trust account and any additional financing in connection with the pro posed business combination, and stockholder value. These forward - looking statements generally are identified by words such as “anticipate,” “believe,” continue,” “could,” “estimate,” “e xpect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “will” and similar expressions or the negative or other variations of such statements. These statements are predictions, projections and other statements about future events that are based on various assumptions, whether or not identified in this co mmunication and on the current expectations of MedTech’s and TriSalus’s respective managements and are not predictions of actual performance and, as a result, are subject to risks and uncertainties . Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward - loo king statements, including but not limited to: ( i ) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Me dTe ch’s securities; (ii) the risk that the transaction may not be completed by MedTech’s business combination deadline and the potential failure to obtain an extension of the busin ess combination deadline; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the appro va l of the business combination agreement by the stockholders of MedTech, the satisfaction of the minimum cash amount following any redemptions by MedTech’s public stockholders, and the receipt of certain governmental a nd regulatory approvals, including reimbursement approval; (iv) the lack of a third - party valuation in determining whether or not t o pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the receipt of an unsolicite d o ffer from another party for an alternative transaction that could interfere with the proposed business combination, (vii) the ef fect of the announcement or pendency of the transaction on TriSalus’s business relationships, operating results and business generally; (viii) risks that the proposed transaction disrupts current plans and operations of TriSalus ; (ix) the outcome of any legal proceedings that may be instituted against TriSalus or MedTech related to the business combination agreement or the proposed transaction; (x) the ability to maintain the listing o f MedTech’s securities on the Nasdaq; (xi) changes in business, market, financial, political and legal conditions; (xii) unfavo rab le changes in the reimbursement environment for TriSalus’s products; (xiii) TriSalus’s product candidates not achieving success in preclinical or clinical trials or not being able to obtain regulatory approval, e it her on a timely basis or at all or subject to any conditions that negatively impact TriSalus’s ability to commercialize the applicable product candidates; (xiv) TriSalus being unable to continue to grow TriNav sales; (xv) the size of the addressable markets for TriNav and TriSalus’s product candidates, if successfully developed and approved by the applicable regulatory authorities, being less than TriSalus estimates; (xvi) TriSalus’s ability to successfully commercialize any product candidates that it successfully develops and that are approved by applicabl e regulatory authorities; (xvii) TriSalus’s ability to continue to fund preclinical and clinical trials for its product candidates; (xviii) TriSalus’s ability to partner with other companies; (xix) future economic and market conditions; the development, effects and enforcement of laws and regulations affe cti ng TriSalus's business or industry; (xx) TriSalus’s ability to manage future growth; (xxi) TriSalus’s ability to maintain and grow its market share; (xxii) the effects of competition on TriSalus’s business; (xxiii) the ability of MedTech or the combined company to raise additional financing in connection with the proposed business combination or to fina nce its operations in the future; (xxiv) the ability to implement business plans, forecasts and other expectations after the comp le tion of the proposed transaction, and identify and realize additional opportunities; (xxv) costs related to the transaction; and (xxvi) the failure to realize the anticipated benefits of the transaction or to realize estim ate d pro forma results and the underlying assumptions, including with respect to estimated stockholder redemptions. The foregoin g l ist of factors is not exclusive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of MedTech’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2021, filed with the SEC on March 2, 2022 (the “202 1 Form 10 - K”), the preliminary proxy statement/prospectus on Form S - 4 relating to the proposed business combination, which is expected to be filed by MedTech with the SEC and other documents filed by MedTech fro m t ime to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual eve nts and results to differ materially from those expressed or implied in the forward - looking statements. Forward - looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward - looking statements, and none of MedTech, TriSalus , or any of their respective representatives assume any obligation and do not intend to update or revise these forward - looking s tatements, whether as a result of new information, future events, or otherwise. None of MedTech, TriSalus , or any of their respective representatives gives any assurance that either MedTech or TriSalus will achieve its expectations. Changes and Additional Information in Connection with SEC Filing The information in this communication has not been reviewed by the SEC and certain information may not comply in certain resp ect s with SEC rules. MedTech intends to file a registration statement on Form S - 4 (the “Registration Statement”) that will include a proxy statement/prospectus of MedTech, that will be both the proxy statement to be distributed to holders of MedTech’s common stock in connection with its solicitation of proxies for the vote by MedTech’s sto ckh olders with respect to the proposed business combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities to be issued in the proposed business combination. The Registration Statement is not yet effective. The Registration Statement, including the pro xy statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about th e p roposed business combination and the other matters to be voted upon at a meeting of MedTech’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). Me dTe ch may also file other documents with the SEC regarding the proposed business combination. MedTech stockholders and other int ere sted persons are advised to read, when available, the Registration Statement, including the proxy statement/prospectus contained therein, as well as any amendments or supplements thereto, because they wi ll contain important information about the proposed business combination. When available, the definitive proxy statement /prospe ctu s will be mailed to MedTech stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at the Special Meeting. The financial information and data contained in this communication is unaudited and does not conform to Regulation S - X. Such inf ormation and data may not be included in, may be adjusted in or may be presented differently in, the Registration Statement t o b e filed by MedTech with the SEC, and such differences may be material. In particular, all TriSalus financial information included herein is preliminary and subject to risks and uncertainties. Any variation between TriSalus’s actual results and the financial information included herein may be material. Participation in Solicitation MedTech and TriSalus and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of MedTech’s stockholders in connection with the proposed business combination. Investors and security holders may ob ta in more detailed information regarding the names and interests in the proposed business combination of MedTech’s directors and officers in MedTech’s filings with the SEC, including MedTech’s regi str ation statement on Form S - 1, which was originally filed with the SEC on November 30, 2020, as amended, and MedTech’s 2021 Form 1 0 - K. To the extent that holdings of MedTech’s securities have changed from the amounts reported in MedTech’s 2021 Form 10 - K, such changes have been or will be reflected on Statements of Change in Ownership o n Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solici tat ion of proxies from MedTech’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus forming a part of the Registration Statement. Invest ors and security holders of MedTech and TriSalus are urged to carefully read in their entirety the proxy statement/prospectus and other relevant documents that will be filed wi th the SEC, when they become available, because they will contain important information about the proposed business combination. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents conta ini ng important information about MedTech and TriSalus through the website maintained by the SEC at www.sec.gov . Copies of the documents filed with the SEC by MedTech can be obtained free of charge by directing a written request to MedTech Acquisition Corporation at 48 Maple Avenue, Greenwich, CT 06830. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORI TY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING THEREOF OR THE ACCURACY OR ADEQUACY OF THE INFORMATI ON CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. No Offer or Solicitation This communication shall not constitute an offer to sell, a solicitation of an offer to buy or a recommendation to purchase a ny securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed b usi ness combination, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, an y jurisdiction where such distribution or use would be contrary to local law or regulation. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 19 33, as amended.

© 2022 TriSalus Œ Life Sciences. All Rights Reserved. Strictly Confidential. Not for Distribution. Thank You